Exhibit 99.1

TOREADOR RESOURCES BEGINS DRILLING ON THE TOMPA BLOCK IN HUNGARY

Dallas, TX (February 9, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) announced today, that on February 6, 2009, it successfully spudded the Balotaszallas-E-1 (“THL Ba-E-1”) well which is located in the Tompa Block in Hungary. The THL Ba-E-1 well, in which Toreador holds a 25% working interest, is planned to be drilled to a total vertical depth of approximately 12,500 feet and is expected to take approximately 90 days to drill. Toreador is the operator of the Tompa Block.

Craig McKenzie, interim CEO of Toreador, said “I am pleased to report that we have begun our exploration program in Hungary, which is a core area of focus outside of France. Given we will drill this well with no cash outlay, it is consistent with our strategy to continue pursuing significant growth opportunities for the Company without adversely affecting our balance sheet.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

Forward Looking Statements – Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements

TRGL – Hungary Well Spud – Feb 9, 2009	Page 2 of 2

be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

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Contact:

Toreador Resources:

Arnie McFalls - Controller

(214) 559-3933